SUB-ITEM 77M (a):  Mergers

Pursuant to the Securities
Act of 1933, as amended,
and the General Rules and
Regulations
thereunder, a Registration
Statement on Form N-14,
SEC File No. 333-163305
was filed on
November 23, 2009. This
filing relates to an
Agreement and Plan of
Reorganization whereby to
which Government Obligations
Fund, a portfolio of MMOT,
would acquire the assets
of Federated Short-Term U.S.
Government Trust in exchange
for Institutional Shares of
Government Obligations Fund
 to be distributed pro rata by
Federated Short-Term U.S.
Government Trust in complete
liquidation and dissolution/termination
of Federated
Short-Term U.S. Government Trust.

The Agreement and Plan of
Reorganization providing
for the transfer of the
assets of the
Acquired Funds to the
Surviving Funds was
approved by the Board
of Trustees at their
Regular
Meeting held on November
12, 2009, and was also
 approved by Acquired Fund
shareholders at a
Special Meeting held on
February 19, 2010.